As filed with the Securities and Exchange Commission on June 9, 2014.

Registration No. 333-195089

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 4

to

Form S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MobileIron, Inc.

(Exact name of registrant as specified in its charter)

Delaware	7372	26-0866846
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

415 East Middlefield Road

Mountain View, California 94043

(650) 919-8100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert B. Tinker

President and Chief Executive Officer

MobileIron, Inc.

415 East Middlefield Road, Suite 100

Mountain View, California 94043

(650) 919-8100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Eric C. Jensen Mark Medearis Cooley LLP 3175 Hanover Street Palo Alto, California 94304 (650) 843-5000	Laurel Finch Vice President, General Counsel and Secretary MobileIron, Inc. 415 East Middlefield Road, Suite 100 Mountain View, California 94043 (650) 919-8100	Jeffrey R. Vetter William L. Hughes Fenwick & West LLP 801 California Street Mountain View, California 94041 (650) 988-8500

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐
(Do not check if a smaller reporting company)

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 4 to the Registration Statement on Form S-1 (File No. 333-195089) is being filed solely for the purposes of updating Exhibit 10.5 and amending the disclosures in Item 16 of Part II of such Registration Statement. No changes or additions are being made hereby to the Prospectus constituting Part I of the Registration Statement (not included herein) or to Items 13, 14, 15 or 17 of Part II of the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by us in connection with the sale of the common stock being registered. All the amounts shown are estimates except the SEC registration fee, the FINRA filing fee and the NASDAQ listing fee.

SEC registration fee	$16,458
FINRA filing fee	19,667
NASDAQ listing fee	225,000
Printing and engraving	230,000
Legal fees and expenses	1,400,000
Accounting fees and expenses	1,300,000
Transfer agent and registrar fees	5,000
Miscellaneous fees and expenses	603,875

Total	$3,800,000

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act. Our amended and restated certificate of incorporation to be in effect prior to the closing of this offering provides for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law, and our amended and restated bylaws to be in effect prior to the closing of this offering provide for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law.

We have entered into indemnification agreements with our directors and officers, whereby we have agreed to indemnify our directors and officers to the fullest extent permitted by law, including indemnification against expenses and liabilities incurred in legal proceedings to which the director or officer was, or is threatened to be made, a party by reason of the fact that such director or officer is or was a director, officer, employee or agent of MobileIron, provided that such director or officer acted in good faith and in a manner that the director or officer reasonably believed to be in, or not opposed to, the best interest of MobileIron. At present, there is no pending litigation or proceeding involving a director or officer of MobileIron regarding which indemnification is sought, nor is the registrant aware of any threatened litigation that may result in claims for indemnification.

We maintain insurance policies that indemnify our directors and officers against various liabilities arising under the Securities Act and the Exchange Act that might be incurred by any director or officer in his capacity as such.

The underwriters are obligated, under certain circumstances, pursuant to the underwriting agreement to be filed as Exhibit 1.1 hereto, to indemnify us and our officers and directors against liabilities under the Securities Act.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

Since January 1, 2011, we have made sales of the following unregistered securities (share and per share amounts give effect to a seven-for-five reverse split of our common stock and convertible preferred stock that was effected on May 27, 2014):

(1) Between January 1, 2011 and May 21, 2014, we granted stock options or restricted stock awards under our 2008 Stock Plan to purchase an aggregate of 23,100,582 shares of our common stock at exercise prices ranging between $0.55 and $7.35 per share to a total of 910 employees, directors and consultants.

(2) Between January 1, 2011 and May 21, 2014, we issued and sold to our employees, directors and consultants an aggregate of 7,187,742 shares of our common stock upon the exercise of options for aggregate proceeds of approximately $7,439,109.

(3) Between May 25, 2011 and June 27, 2011, we issued an aggregate of 4,678,927 shares of our Series D preferred stock to 17 accredited investors at a per share price of $4.27, for aggregate consideration of approximately $20,000,000.

(4) Between April 4, 2012 and December 31, 2012 we issued an aggregate of 400,180 shares of our common stock to four shareholders of Forgepond, Inc. in connection with our acquisition of that company. The total fair value of the consideration received for the shares was approximately $1,160,000.

(5) Between May 24, 2012, and October 1, 2012, we issued an aggregate of 4,592,244 shares of our Series E preferred stock to 27 accredited investors at a per share price of $9.96, for aggregate consideration of approximately $45,716,078.

(6) On October 1, 2012 we issued an aggregate of 3,044,149 shares of our common stock to five shareholders of Push Computing, Inc. and 333,099 shares of our Series E Preferred Stock to ten of its debt holders in connection with our acquisition of that company. The total fair value of the consideration received for the common stock was approximately $11,250,000 and approximately $3,300,000 for the Series E Preferred Stock.

(7) Between August 29, 2013 and January 15, 2014, we issued an aggregate of 6,010,340 shares of our Series F preferred stock to 28 accredited investors at a per share price of $9.96, for aggregate consideration of approximately $59,833,258.

(8) On April 1, 2014 we issued 290,752 shares of our common stock to Averail Corporation in connection with our acquisition of that company. The total fair value of the consideration received for the shares was approximately $2.1 million.

Unless otherwise stated, the sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act or Regulation D promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were placed upon the stock certificates issued in these transactions.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULE

(a) Exhibits.

The following exhibits are included herein or incorporated herein by reference:

Exhibit Number	Description of Document

1.1#	Form of Underwriting Agreement.

3.1#	Amended and Restated Certificate of Incorporation of the Registrant, as presently in effect.

3.2#	Bylaws of the Registrant, as presently in effect.

3.3#	Form of Amended and Restated Certificate of Incorporation of the Registrant, to be in effect upon completion of this offering.

3.4#	Form of Amended and Restated Bylaws of the Registrant, to be in effect upon completion of this offering.

4.1#	Form of Stock Certificate of the Registrant.

4.2#	Amended and Restated Investors’ Rights Agreement, dated August 29, 2013.

5.1#	Opinion of Cooley LLP regarding legality.

10.1#	MobileIron, Inc. 2008 Stock Plan, as amended.

10.2#	Form of Option Agreement and Option Grant Notice for MobileIron, Inc. 2008 Stock Plan.

10.3#	MobileIron, Inc. 2014 Equity Incentive Plan.

10.4#	Form of Option Agreement, Option Grant Notice, Restricted Stock Unit Grant Notice and Restricted Stock Unit Award Agreement for MobileIron, Inc. 2014 Equity Incentive Plan.

10.5	MobileIron, Inc. 2014 Employee Stock Purchase Plan, as amended.

10.6#	Form of Indemnity Agreement entered into between the Registrant and each of its directors and its executive officers.

10.7#	Lease Agreement, dated April 14, 2011 between the Registrant and Renault & Handley Employees Investment Company.

10.8#	First Amendment to Lease Agreement, dated April 18, 2014 between the Registrant and Renault & Handley Middlefield Road Joint Venture, as successor to Renault & Handley Employees Investment Company.

10.9#	Lease Agreement between the Registrant and Silicon Valley CA-I, LLC, dated April 30, 2012.

10.10#	Sublease Agreement between the Registrant and ADTRAN, Inc., dated September 12, 2013.

10.11#	Employment Offer Letter between MobileIron, Inc. and Robert B. Tinker, dated December 20, 2007.

10.12#	Amendment to Employment Offer Letter between MobileIron, Inc. and Robert B. Tinker, dated March 12, 2008.

10.13#	Second Amendment to Employment Offer Letter between MobileIron, Inc. and Robert B. Tinker, dated December 30, 2008.

10.14#	Third Amendment to Employment Offer Letter between MobileIron, Inc. and Robert B. Tinker, dated December 15, 2010.

10.15#	Employment Offer Letter between MobileIron, Inc. and Todd Ford, dated December 12, 2013 as amended.

Exhibit Number	Description of Document

10.16#	Employment Offer Letter by and between MobileIron, Inc. and John Donnelly, dated December 8, 2009.

10.17†#	Resale Agreement between MobileIron, Inc. and AT&T Services, Inc., dated April 22, 2010, as amended and supplemented.

10.18#	2014 Cash Incentive Plan.

10.19#	2014 Senior Vice President, Sales Territory and Quota Assignment Plan.

10.20#	Non-Employee Directors’ Compensation Policy.

21.1#	Subsidiaries of the Registrant.

23.1#	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.

23.2#	Consent of Cooley LLP (included in Exhibit 5.1).

24.1#	Power of Attorney (included in signature pages).

#	Previously filed.
†	Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

(b) Financial Statement Schedules.

See index to MobileIron, Inc.’s Consolidated Financial Statements on page F-1. All other schedules have been omitted because they are not required or are not applicable.

ITEM 17. UNDERTAKINGS

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, State of California on the 9th day of June, 2014.

MOBILEIRON, INC.

By:	/s/ Robert Tinker
Robert Tinker
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signatures	Title	Date

/s/ Robert Tinker Robert Tinker	President, Chief Executive Officer and Director (Principal Executive Officer)	June 9, 2014

/s/ Todd Ford Todd Ford	Chief Financial Officer (Principal Financial and Accounting Officer)	June 9, 2014

* Gaurav Garg	Director	June 9, 2014

* Aaref Hilaly	Director	June 9, 2014

* Matthew Howard	Director	June 9, 2014

* Frank Marshall	Director	June 9, 2014

* Tae Hea Nahm	Chairman	June 9, 2014

* James Tolonen	Director	June 9, 2014

*By:	/s/ Todd Ford
Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description of Document

1.1#	Form of Underwriting Agreement.

3.1#	Amended and Restated Certificate of Incorporation of the Registrant, as presently in effect.

3.2#	Bylaws of the Registrant, as presently in effect.

3.3#	Form of Amended and Restated Certificate of Incorporation of the Registrant, to be in effect upon completion of this offering.

3.4#	Form of Amended and Restated Bylaws of the Registrant, to be in effect upon completion of this offering.

4.1#	Form of Stock Certificate of the Registrant.

4.2#	Amended and Restated Investors’ Rights Agreement, dated August 29, 2013.

5.1#	Opinion of Cooley LLP regarding legality.

10.1#	MobileIron, Inc. 2008 Stock Plan, as amended.

10.2#	Form of Option Agreement and Option Grant Notice for MobileIron, Inc. 2008 Stock Plan.

10.3#	MobileIron, Inc. 2014 Equity Incentive Plan.

10.4#	Form of Option Agreement, Option Grant Notice, Restricted Stock Unit Grant Notice and Restricted Stock Unit Award Agreement for MobileIron, Inc. 2014 Equity Incentive Plan.

10.5	MobileIron, Inc. 2014 Employee Stock Purchase Plan, as amended.

10.6#	Form of Indemnity Agreement entered into between the Registrant and each of its directors and its executive officers.

10.7#	Lease Agreement, dated April 14, 2011 between the Registrant and Renault & Handley Employees Investment Company.

10.8#	First Amendment to Lease Agreement, dated April 18, 2014 between the Registrant and Renault & Handley Middlefield Road Joint Venture, as successor to Renault & Handley Employees Investment Company.

10.9#	Lease Agreement between the Registrant and Silicon Valley CA-I, LLC, dated April 30, 2012.

10.10#	Sublease Agreement between the Registrant and ADTRAN, Inc., dated September 12, 2013.

10.11#	Employment Offer Letter between MobileIron, Inc. and Robert B. Tinker, dated December 20, 2007.

10.12#	Amendment to Employment Offer Letter between MobileIron, Inc. and Robert B. Tinker, dated March 12, 2008.

10.13#	Second Amendment to Employment Offer Letter between MobileIron, Inc. and Robert B. Tinker, dated December 30, 2008.

10.14#	Third Amendment to Employment Offer Letter between MobileIron, Inc. and Robert B. Tinker, dated December 15, 2010.

10.15#	Employment Offer Letter between MobileIron, Inc. and Todd Ford, dated December 12, 2013, as amended.

10.16#	Employment Offer Letter by and between MobileIron, Inc. and John Donnelly, dated December 8, 2009.

10.17†#	Resale Agreement between MobileIron, Inc. and AT&T Services, Inc., dated April 22, 2010, as amended and supplemented.

Exhibit Number	Description of Document

10.18#	2014 Cash Incentive Plan.

10.19#	2014 Senior Vice President, Sales Territory and Quota Assignment Plan.

10.20#	Non-Employee Directors’ Compensation Policy.

21.1#	Subsidiaries of the Registrant.

23.1#	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.

23.2#	Consent of Cooley LLP (included in Exhibit 5.1).

24.1#	Power of Attorney (included in signature pages).

#	Previously filed.
†	Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.